Exhibit 16.1

March 11, 2015

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: Technovative Group, Inc. (formerly Horizon Energy Corp.)

Commission File Number 333-175148

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Technovative Group, Inc. (formerly Horizon Energy Corp.) in Item 4.01 captioned “Changes in Registrant’s Certifying Accountant” of its Form 8-K dated March 11, 2015 and captioned “Changes in Registrant’s Certifying Accountant.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ McConnell & Jones, LLP.

4828 Loop Central Drive Suite 1000 Houston, TX 77081 Phone: 713.968.1600 Fax: 713.968.1601 WWW.MCCONNELLJONES.COM